Exhibit 10.4

FIRST AMENDMENT TO
AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (this "Amendment") is made and entered into as of December 31, 2012 (the "Effective Date") by and between THE FEMALE HEALTH COMPANY a Wisconsin corporation (the "Company"), and MARY ANN LEEPER (the "Executive").  Capitalized terms used herein but not defined shall have the meanings given such terms in the Original Agreement (as defined below).

RECITALS

A.           The Company and the Executive have previously entered into an Amended and Restated Change of Control Agreement dated as of October 1, 2005 (the "Original Agreement"), pursuant to which the Company agreed to pay the Executive certain compensation and benefits upon a Change of Control of the Company.

B.           The Company and the Executive desire to amend the Original Agreement in accordance with the terms and conditions hereof.

AGREEMENTS

In consideration of the premises and the mutual covenants set forth in the Original Agreement and in this Amendment, the Company and the Executive agree to amend the provisions of the Original Agreement as follows:

1.           Code section 409A. Section 5(e) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

5(e).           Compliance with Code section 409A.  To the extent any amount payable under this Agreement is considered "nonqualified deferred compensation" under Code section 409A, the Company shall not accelerate or defer the time or schedule of any payment to be made hereunder and such payments may only be made if the Executive has previously "separated from service" with the Company as defined under Code section 409A.  To the extent the Executive is a "specified employee" as defined under Treasury Regulation section 1.409A-1(i)(1), any payment of nonqualified deferred compensation following the Executive's separation from service by reason other than death that is not otherwise exempt from Code section 409A shall be paid on the first payroll period of the Company that is at least 6-months after the Executive's separation from service.  It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Code section 409A.

2.           Full Force and Effect; Conflict; Amendments.  Except as expressly modified or varied by this Amendment, all of the terms, covenants and conditions of the Original Agreement shall remain in full force and effect.  If there is a conflict between the provisions of the Original Agreement and the provisions of this Amendment, then the provisions of this Amendment shall control.  This Amendment may only be amended in writing executed by each of the Company and the Executive and the terms hereof shall be binding upon, and inure to the benefit of, the respective successors, assigns and heirs of the Company and the Executive.

3.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be considered an original and together shall constitute one in the same instrument.  Signatures delivered by facsimile or by e-mail in portable document format ("pdf") shall be binding for all purposes hereof.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

THE COMPANY:

THE FEMALE HEALTH COMPANY

BY  /s/  Michele Greco
     Michele Greco, Vice President and Chief
     Financial Officer

EXECUTIVE:

/s/  Mary Ann Leeper
Mary Ann Leeper